Exhibit 10.21

The CIT Group/
Business Credit, Inc.
3rd Floor
300 South Grand Avenue
Los Angeles, CA 90071
Tel: 213-613-2575
Fax: 213-613-2588

     [LOGO]
                               February 13, 1997

Sharper Image Corporation
650 Davis Street
San Francisco, CA 94111

Gentlemen:

Reference is made to the Financing Agreement between us dated September 21, 1994, as amended (the "Financing Agreement"). Capitalized terms used herein shall have the same meanings as specified in the Financing Agreement unless otherwise specifically defined herein.

Effective immediately, pursuant to mutual understanding, the Financing Agreement shall be, and hereby is, amended as follows:

(A) The definitions of Fixed Charge Coverage Ratio and Line of Credit shall be, and each hereby is, amended in its entirety to read as follows:

     "Fixed Charqe Coverage Ratio shall mean a ratio determined as of the relevant calculation date by dividing EBITDA by the sum of i) Capital Expenditures and ii) Interest Expenses, for the relevant period, provided, however that if Availability (which, notwithstanding any provision to the contrary contained in this Financing Agreement, shall for the purposes of this definition of Fixed Charge Coverage Ratio be computed at all times based upon advance percentages of (x) twenty percent (20%) with respect to Eligible Proprietary Products Inventory and (y) forty-five percent (45%) with respect to all other Eligible Inventory) upon the close of business on each Friday during the ninety (90) day period immediately preceding and ending on any calculation date equaled or exceeded $2,000,000, Capital Expenditures will be excluded from the calculation of this ratio."

     "Line of Credit shall mean the commitment of CITBC to make Revolving Loans under Section 3 hereof, make CAPEX Term Loans under Section 3A hereof and issue Letter of Credit Guaranties under Section 4 hereof, all pursuant to and in accordance with Sections 3, 3A and 4 of this Financing


A company of
Dai-Ichi Kangyo Bank and
Chase Manhattan Corporation



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     Agreement,  in the aggregate  amount of (a) $29,500,000 for the period from
     October 1, 1997 through and including December 31, 1997 and (b) $24,500,000 at all other times, provided that (i) such amount shall be automatically and without any further act by CITBC or the Company reduced by an amount equal to the aggregate amount of all drawdowns of CAPEX Term Loans made by CITBC to the Company hereunder and (ii) the aggregate outstanding balance of Revolving Loans and Letters of Credit shall not exceed (x) $25,000,000 for the period from October 1, 1997, through and including December 31, 1997 and (y) $20,000,000 at all other times."

(B) Section 3, Paragraph 1 shall be, and hereby is, amended by amending the second sentence thereof in its entirety to read as follows:

     "Such loans and advances shall be in amounts up to the sum of:

     (a) twenty percent (20%) of the aggregate value of the Company's Eligible Inventory which is Proprietary Products Inventory plus (b) (i) fifty percent (50%) for the period from August 1, 1997 through and including August 31, 1997, (ii) fifty-five percent (55%) for the period from September 1 1997 through and including October 31, 1997, (iii) sixty percent (60%) for the period from November 1, 1997 through and including December 31, 1997 and (iv) forty-five percent (45%) at all other times, of the aggregate value of the Company's other Eligible Inventory provided that in no event shall the aggregate amount of Eligible Inventory computed pursuant to the clause (a) above exceed twenty-five percent (25%) of the total of all Eligible Inventory."

(C) Section 6, Paragraphs 8, 10, 11 and 12 of the Financing Agreement shall be, and each hereby is, amended as follows:

     (i) The Net Worth covenant set forth in Paragraph 8 of Section 6 shall be, and hereby is, amended by amending the Net Worth amount for the fiscal quarter ending on October 31, 1997 to be "$24,000,000". Such covenant shall remain unchanged for all other fiscal quarters and periods.

     (ii) The Working Capital Covenant set forth in Paragraph 10 of Section 6 shall be, and hereby is, amended by amending the Working Capital amount for the fiscal quarters ending July 31, 1997 and October 31, 1997 to be $9,500,000" (for July 31, 1997) and "$7,500,000" (for October 31, 1997),
     respectively. Such covenant shall remain unchanged for all other fiscal quarters and periods.

     (iii) The Fixed Charge Coverage Ratio set forth in Paragraph 11 of Section 6 shall be, and hereby is, amended by amending the Ratio solely for the four (4) consecutive quarters ending July 31, 1997 and October 31, 1997 to be ".40 to 1" (for July 31, 1997) and ".50 to 1" (for October 31, 1997),



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     respectively,  provided that such Ratio shall remain 1.0 to 1 for all other periods computed for the four (4) consecutive quarters then ending, all as more fully provided in said Paragraph 11 of Section 6.

     (iv) The Leverage Ratio set forth in Paragraph 12 of Section 6 shall be, and hereby is, amended by amending the ratio for the fiscal quarter ending October 31, 1997 to be "2.50 to 1" Such ratio shall remain unchanged for all other fiscal quarters and periods.

(D) The Effectiveness of all of the amendments set forth above shall be, and hereby is, subject to the fulfillment to CITBC's satisfaction of each of the Conditions Precedent. The "Conditions Precedent" shall mean:

     (i) The Company shall pay all Out-of-Pocket Expenses incurred by CITBC in connection with the agreement and all the documents and transactions contemplated hereby (including, without limitation, the reasonable fees and expenses of CITBC's outside legal counsel in connection with the warrant referred to in clause (iii) below). All such expenses may be charged to your Revolving Loan Account on the respective due dates thereof.

     (ii) CITBC's receipt of a secretary's certificate certifying Board of Directors Resolutions authorizing the execution, delivery and performance by the Company of this Agreement and all documents and transactions contemplated hereby.

     (iii) The Company shall enter into a warrant agreement (in form and substance satisfactory to CITBC) and take all other actions necessary to grant to CITBC or its assigns a warrant to purchase up to 50,000 shares of its voting common stock at $3.50 per share.





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Except to the  extent  set forth  herein,  no other  change in any of the terms, provisions or conditions of the Financing Agreement is intended or implied. If the foregoing is in accordance with your understanding of our agreement kindly so indicate by signing and returning the enclosed copy of this letter.

                                        Very truly yours,

                                        THE CIT GROUP/BUSINESS
                                        CREDIT, INC.

                                        By: /s/ Bonnie Schain
                                            ------------------------------------
                                        Title: Assistant Vice President
Read and Agreed to:

SHARPER IMAGE CORPORATION


By: /s/ Craig P. Womack
    ------------------------------------------
Title: President, Chief Administrative Officer


By: /s/ Tracy Y. Wan
    -------------------------------------------
Title: Sr. V.P., Chief Financial Officer